Exhibit 99

News Release CTG 800 Delaware Avenue, Buffalo, NY 14209

CONTACT:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investor Relations:

Brendan Harrington, Chief Financial Officer

(716) 888-3634

CTG REPORTS 2007 EPS GROWTH OF 19% AND

A 16.7% EPS INCREASE IN THE FOURTH QUARTER

COMPANY ALSO ANNOUNCES NEW 1.0 MILLION SHARE REPURCHASE AUTHORIZATION

•	THIRD CONSECUTIVE YEAR OF DOUBLE-DIGIT EARNINGS GROWTH

•	FOURTH QUARTER NET INCOME UP 13.4% ON 8.3% REVENUE INCREASE

•	FOURTH QUARTER AND 2007 NET INCOME EXCLUDING MERGER EVALUATION COSTS INCREASE 34.2% AND 33.7%.

•	COMPANY EXPECTS FURTHER OPERATING MARGIN EXPANSION IN 2008 AS SOLUTIONS BUSINESS CONTINUES TO GROW.

BUFFALO, N.Y. — February 20, 2008 — CTG (NASDAQ: CTGX), an international information technology (IT) solutions and staffing company, today announced its financial results for the 2007 fourth quarter and full year which ended on December 31, 2007. For the 2007 fourth quarter, CTG reported revenue growth of 8.3 percent, or $6.5 million, to $84.5 million compared with 2006 fourth quarter revenue of $78.0 million. CTG’s net income for the 2007 fourth quarter was $1.2 million, including the effects of merger evaluation costs, 13.4 percent higher than 2006 fourth quarter net income of $1.1 million. On a per diluted share basis, 2007 fourth quarter net income was $0.07, a 16.7 percent increase from $0.06 in the 2006 fourth quarter. Earnings growth reflected the power of operating leverage combined with an improved sales mix and disciplined cost management.

For 2007, CTG reported revenue of $325.3 million, 0.6 percent less than 2006 revenue of $327.3 million. CTG’s 2007 net income was $4.2 million, a 21.5 percent increase from 2006 net income of $3.5 million. On a per diluted share basis, 2007 net income was $0.25, 19.0 percent higher than $0.21 in 2006.

CTG also announced today that its Board of Directors approved a new repurchase authorization for 1.0 million shares.

“We had strong fourth quarter results as revenues from both our solutions and staffing business and the profits from our higher margin solutions helped to offset an unusual bad debt expense. Excluding the effects of merger evaluation costs, operating income (1) for the quarter was up 9.5 percent,” said CTG Chairman and Chief Executive Officer James R. Boldt. “Importantly, when you exclude the effect of merger evaluation costs, CTG’s quarterly net income per share was at its highest level since the fourth quarter of 1999.”

CTG REPORTS 2007 EPS GROWTH OF 19% AND A 16.7% EPS INCREASE IN THE FOURTH QUARTER

FEBRUARY 20, 2008

Mr. Boldt added, “In 2007 we had a 21.5 percent increase in net income and achieved CTG’s third consecutive year of double-digit earnings growth due to higher profits resulting primarily from the 7.2 percent increase in revenues from our solutions business. We accomplished these results despite the effect of approximately $0.7 million in merger evaluation costs.”

2007 Fourth Quarter Review

Solutions revenue for the quarter, which represented 33 percent of total revenue, helped to drive improved net income. Operating income, excluding merger evaluation costs (1), increased by 9.5 percent in the 2007 fourth quarter compared with the 2006 fourth quarter. Operating income was impacted by $0.3 million in merger evaluation costs for advisory fees incurred in connection with consideration of two unsolicited merger proposals received from RCM Technologies, Inc. (NASDAQ: RCMT) in the 2007 third quarter. As previously announced, CTG’s Board unanimously rejected both proposals as inadequate.

Reduced selling, general and administrative expenses in the quarter, which was primarily the result of cost containment efforts, more than offset a $0.2 million write-off for bad debts. The bad debt expense was related to a staffing customer that declared a Chapter 7 liquidation bankruptcy in January 2008.

CTG’s net income before merger evaluation costs (1) was $1.4 million, a 34.2 percent increase from 2006 fourth quarter net income of $1.1 million. On a per diluted share basis, 2007 fourth quarter net income before merger evaluation costs (1) was $0.09, a 50.0 percent increase from $0.06 in the 2006 fourth quarter. Net income before merger evaluation costs and equity-based compensation expense (1) for the 2007 fourth quarter was $1.6 million, a 25.7 percent increase from $1.3 million in the 2006 fourth quarter. Net income per diluted share before merger evaluation costs and equity-based compensation expense (1) for the 2007 fourth quarter was $0.10, 25.0 percent higher than $0.08 in the 2006 fourth quarter.

2007 Profits Reflect Effect of Strategy to Shift Towards an IT Solutions Company

In 2007, CTG’s staffing business contributed $220.0 million, or 68 percent, to consolidated revenue, a decline of 3.9 percent from 2006. As was previously disclosed, a significant staffing customer reduced its demand in the third quarter of 2006. Offsetting the decline in staffing revenue, the Company’s solutions business grew 7.2 percent to $105.3 million when compared with 2006. Although still a smaller base relative to staffing business revenue, continued growth in our higher margin solutions business is expected to drive higher net income going forward. European sales, net of favorable currency effects, increased 12.1 percent in 2007 and represented 22.2 percent of consolidated revenue.

CTG REPORTS 2007 EPS GROWTH OF 19% AND A 16.7% EPS INCREASE IN THE FOURTH QUARTER

FEBRUARY 20, 2008

Selling, general, and administrative expenses, excluding merger evaluation cost, declined 3.1 percent in 2007 representing 20.0 percent of revenue compared with 20.6 percent in 2006. Lower expenses in 2007 reflect cost control initiatives partially offset by the $0.2 million in bad debt expense in the 2007 fourth quarter described above.

In 2007, CTG recorded $2.4 million in depreciation expense and $2.1 million for capital expenditures. CTG had no debt at the end of the 2007 fourth quarter, the 2007 third quarter and the 2006 fourth quarter.

Strong Pipeline of Opportunities to Continue to Reposition CTG as an IT Solutions Company

CTG issued guidance for the 2008 first quarter with revenue expected to range from $83 million to $85 million, 3.7 to 6.2 percent increase above the 2007 first quarter. In the 2008 first quarter, the Company will record approximately $0.2 million, or $.01 per diluted share, in merger evaluation costs for advisory fees related to the merger proposals received from RCM Technologies, Inc. in 2007. After the first quarter charge, CTG does not expect to record any additional merger evaluation costs for these proposals. The Company projects 2008 first quarter net income per diluted share before merger evaluation costs (1) will range from $0.07 to $0.09, an increase of 40 to 80 percent over the 2007 first quarter, excluding the 2007 gain on the sale of marketable securities. Net income per diluted share before merger evaluation costs and equity-based compensation expense (1) for the quarter is expected to range from $0.08 to $0.10 for the quarter. There are 63 billing days in the 2008 first quarter compared with 64 days in the 2007 first quarter.

Based on current business and market conditions and the strength of its solutions business pipeline, CTG expects that its 2008 revenue will range from $340 million to $350 million an increase of five to eight percent over 2007 revenue. The Company currently projects 2008 net income to grow in the range of 32 to 72 percent and be in the range of $0.33 to $0.43 per diluted share, reflecting its growth in higher margin solutions business.

Mr. Boldt noted, “We expect a significant increase in earnings as operating margins expand based on the strong pipeline and robust level of proposal activity in our solutions business. While overall market demand for staffing is lower due to the recent slowdown in the economy, we expect stability or modest growth in CTG’s staffing revenue this year based on recent staffing wins.”

He concluded, “We believe our strategy to focus on the healthcare market, particularly addressing the increasing demand for electronic medical solutions for providers and payers, is manifesting itself through our pipeline and proposal activity. Our objective

CTG REPORTS 2007 EPS GROWTH OF 19% AND A 16.7% EPS INCREASE IN THE FOURTH QUARTER

FEBRUARY 20, 2008

for 2008 is to continue the growth in our solutions business which will drive margin expansion. We will continue to be opportunistic in our staffing business as we refine our sales efforts toward a diverse, but select, group of high volume customers. “

Stock Repurchase Program

CTG repurchased 499,000 of its shares in the 2007 fourth quarter and a total of 925,000 shares in 2007. On February 20, 2008, the Company was authorized to acquire approximately 0.2 million shares under its prior repurchase program. Combined with the new 1.0 million repurchase authorization, approximately 1.2 million shares are currently available for repurchase by the Company. In December 2007, the Company extended its 10b5-1stock repurchase plan to facilitate in 2008 the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results.

Mr. Boldt commented, “Our Board’s new 1.0 million share repurchase authorization reflects our continued confidence in CTG’s future prospects as our belief that our shares are undervalued. We intend to continue the active repurchase of CTG shares in 2008.”

About CTG

Backed by 41 years’ experience, CTG is transforming its business to a higher profitability model of IT solutions. The Company provides IT application management, consulting, software development and integration, in addition to staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our 3,400 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2006 Form 10-K and Management’s Discussion and Analysis section of the Company’s 2006 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

(1)

On January 1, 2006, the Company adopted the provisions of FAS 123R, “Share-Based Payment” on a modified prospective basis, which required the Company to record equity-based compensation expense for all awards granted after the date of

CTG REPORTS 2007 EPS GROWTH OF 19% AND A 16.7% EPS INCREASE IN THE FOURTH QUARTER

FEBRUARY 20, 2008

adoption and for the unvested portion of previously granted awards outstanding as of the date of adoption. Additionally, during the second and third quarter of 2007, the Company received two unsolicited merger proposals from RCM Technologies, Inc. and incurred costs to evaluate those proposals.

For the purposes of these calculations, Operating Income before Merger Evaluation Costs excludes merger evaluation costs and Net Income and Net Income per Diluted Share before Merger Evaluation Costs and Equity-Based Compensation Expense excludes all merger evaluation costs and equity-based compensation expense, net of income tax. Operating Income before Merger Evaluation Costs and Net Income and Net Income per Diluted Share before Merger Evaluation Costs and Equity-Based Compensation Expense are not measurements calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), and are not intended to be a replacement for, or considered to be more important than, operating income, net income or net income per diluted share calculated in accordance with GAAP. As the calculations of Operating Income before Merger Evaluation Costs and Net Income and Net Income per Diluted Share before Merger Evaluation Costs and Equity-Based Compensation are not in accordance with GAAP, the Company believes that the use of the calculations is significantly limited, and should only be used to compare operating income excluding merger evaluation costs, and net income and net income per diluted share excluding merger evaluation costs and equity-based compensation expense, net of income tax, on a year-over-year basis. To mitigate this limitation, the Company has provided operating income, net income and net income per diluted share calculated in accordance with GAAP, which should be the measurements utilized to analyze the Company’s financial results.

Other than to measure operating income excluding merger evaluation costs, and net income and net income per share year-over-year on a consistent basis excluding merger evaluation costs and equity-based compensation expense, net of tax, the Company does not utilize Operating Income Before Merger Evaluation Costs and Net Income and Net Income per Diluted Share before Merger Evaluation Costs and Equity-Based Compensation Expense for any other purpose.

Conference Call and Webcast

CTG will hold a conference call on Thursday February 21, 2008 at 10:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0010 between 9:45 AM and 9:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 12:00 p.m. Eastern Time February 21, 2008 and 11:00 p.m. Eastern Time February 24, 2008 by dialing 1-800-475-6701 and entering the conference ID number 899687.

A webcast of the call will also be available on CTG’s web site: http://www.ctg.com. It will also be broadcast by Shareholder.com at: http://investor.ctg.com/eventdetail.cfm?EventID=29711. You must have Windows Media Player or RealPlayer’s audio software on your computer to listen to the webcast. Both are available for downloading at no charge when accessing the webcast. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

Financial Statements Follow.

CTG REPORTS 2007 EPS GROWTH OF 19% AND A 16.7% EPS INCREASE IN THE FOURTH QUARTER

FEBRUARY 20, 2008

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Year Ended
	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Revenue	$84,504	$78,015	$325,285	$327,253
Direct costs	65,783	58,923	252,889	253,101
Selling, general and administrative expenses	16,523	17,084	65,195	67,298
Merger evaluation costs	349	—	677	—

Operating income	1,849	2,008	6,524	6,854
Other income (expense), net	59	(91)	285	(705)

Income before income taxes	1,908	1,917	6,809	6,149
Provision for income taxes	697	849	2,563	2,654

Net income	$1,211	$1,068	$4,246	$3,495

Net income per share:
Basic	$0.08	$0.07	$0.26	$0.21

Diluted	$0.07	$0.06	$0.25	$0.21

Weighted average shares outstanding:
Basic	15,887	16,328	16,181	16,417
Diluted	16,434	16,656	16,654	16,745

Calculations of Operating Income Before Merger Evaluation Costs and Net Income and Net Income per Diluted Share Before Merger Evaluation Costs and Equity-Based Compensation Expense (1)

	For the Quarter Ended		For the Year Ended
	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Operating income	$1,849	$2,008	$6,524	$6,854
Merger evaluation costs	349	—	677	—

Operating income before merger evaluation costs	$2,198	$2,008	$7,201	$6,854

Net income	$1,211	$1,068	$4,246	$3,495
Merger evaluation costs, net of income tax	222	—	426	—

Net income before merger evaluation costs	1,433	1,068	4,672	3,495
Equity-based compensation expense, net of income tax	155	195	569	596

Net income before merger evaluation costs and equity-based compensation expense	$1,588	$1,263	$5,241	$4,091

Net income per diluted share before merger evaluation costs	$0.09	$0.06	$0.28	$0.21

Net income per diluted share before merger evaluation costs and equity-based compensation expense	$0.10	$0.08	$0.31	$0.24

CTG REPORTS 2007 EPS GROWTH OF 19% AND A 16.7% EPS INCREASE IN THE FOURTH QUARTER

FEBRUARY 20, 2008

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	Dec. 31, 2007	Dec. 31, 2006
Current Assets:
Cash and cash equivalents	$4,290	$4,758
Accounts receivable, net	52,314	52,544
Other current assets	4,628	4,702

Total Current Assets	61,232	62,004
Property and equipment, net	5,741	5,918
Goodwill	35,678	35,678
Other assets	9,810	8,117

Total Assets	$112,461	$111,717

Current Liabilities:
Accounts payable	$10,109	$9,561
Accrued compensation	21,299	23,162
Other current liabilities	6,613	7,627

Total Current Liabilities	38,021	40,350
Long-term debt	—	—
Other liabilities	9,361	9,736
Shareholders’ equity	65,079	61,631

Total Liabilities and Shareholders’ Equity	$112,461	$111,717

Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.